SERIES 2008-1 NOTE PURCHASE AGREEMENT

DATED AS OF MARCH 27, 2008

BETWEEN

TAL ADVANTAGE II LLC,

AS ISSUER,

THE NOTEHOLDERS FROM TIME TO TIME PARTY HERETO

AND

THE OTHER FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO

TAL ADVANTAGE II LLC SERIES 2008-1, FLOATING RATE SECURED NOTES

TABLE OF CONTENTS

		Page No.
	ARTICLE I

	DEFINITIONS

Section 1.1	Certain Defined Terms	1
Section 1.2	Other Terms	3
Section 1.3	Computation of Time Periods	3
Section 1.4	Statutory References	3

	ARTICLE II

	PURCHASE OF THE NOTES

Section 2.1	Sale and Delivery of the Notes	4
Section 2.2	Acceptance and Custody of Notes	5
Section 2.3	Increase/Reduction of the Series 2008-1 Note Existing Commitment	5
Section 2.4	Payments, Computations, Etc.	6

	ARTICLE III

	CONDITIONS OF PURCHASE

Section 3.1	Conditions Precedent to Initial Purchase	7
Section 3.2	Conditions Precedent to Each Series 2008-1 Advance	7

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties of the Issuer	8
Section 4.2	Representations, Warranties and Agreements of the Purchasers	8

	ARTICLE V

	GENERAL COVENANTS

Section 5.1	General Covenants of the Issuer	10

	ARTICLE VI

	INDEMNIFICATION

Section 6.1	Indemnities by the Issuer	11

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	ARTICLE VII

	THE DEAL AGENT

Section 7.1	Authorization and Securities Action	13
Section 7.2	Delegation of Duties	13
Section 7.3	Exculpatory Provisions	13
Section 7.4	Reliance	14
Section 7.5	Non-Reliance on Deal Agents and Other Purchasers	14
Section 7.6	Deal Agent in its Individual Capacity	14
Section 7.7	Successor Deal Agent	14

	ARTICLE VIII

	MISCELLANEOUS

Section 8.1	Amendments and Waivers	16
Section 8.2	Notices, Etc.	16
Section 8.3	No Waiver; Remedies	17
Section 8.4	Binding Effect	17
Section 8.5	Term of this Agreement	17
Section 8.6	GOVERNING LAW	17
Section 8.7	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION	17
Section 8.8	Inspection Rights, Costs, Expenses and Taxes	18
Section 8.9	No Proceedings	19
Section 8.10	Recourse Against Certain Parties	20
Section 8.11	Ratable Payments	21
Section 8.12	Confidentiality	21
Section 8.13	Execution in Counterparts; Severability; Integration	21

SCHEDULE 1	CONDITIONS PRECEDENT TO INITIAL PURCHASE
SCHEDULE 2	PURCHASE LIMITS
EXHIBIT A	FORM OF COMPLIANCE CERTIFICATE AND FUNDING NOTICE
EXHIBIT B	FORM OF RELATED GROUP ADDITION NOTICE
EXHIBIT C	FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT D	FORM OF INCREASE LETTER

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This SERIES 2008-1 NOTE PURCHASE AGREEMENT (as amended, modified and supplemented from time to time in accordance with its terms, this “Agreement”), dated as of March 27, 2008, is entered into by and among:

(1)	TAL ADVANTAGE II LLC, a limited liability company organized under the laws of the State of Delaware (together with its successors and assigns, the “Issuer”);
(2)	The Purchasers from time to time party hereto;
(3)

The financial institutions made party to this Agreement from time to time pursuant to a Related Group Addition Notice and listed under the heading “The Deal Agents” together with their respective successors and assigns (the “Deal Agents”);

(4)	The Liquidity Providers from time to time party hereto; and
(5)	The Liquidity Agents from time to time party hereto.

In consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

(1) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1. In addition, capitalized terms used but not defined herein have the meanings given to such terms in the Appendix A to the Indenture, dated as of March 27, 2008 (as amended, restated or supplemented from time to time, the “Indenture”), by and between the Issuer and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”) or, if such terms are not defined therein, such terms shall have the meanings given to such terms in the Series 2008-1 Supplement, dated as of March 27, 2008 (as amended, restated or supplemented from time to time, the “Supplement”), by and between the Issuer and the Indenture Trustee.

(2) As used in this Agreement and its exhibits, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Assignment and Acceptance”: Any properly completed agreement substantially in the form of Exhibit C hereto.

“Closing Date”: March 27, 2008.

“Collection Date”: The date on which the last to occur of the following events occurs: (i) the Aggregate Series 2008-1 Principal Balance has been reduced to zero, (ii) the Purchasers have received all amounts of interest due in respect of the Notes and other amounts due to the Purchasers in connection with this Agreement, the Indenture and the Supplement and (iii) the Deal Agents have received all amounts due to them in connection with this Agreement.

“Commercial Paper”: On any day, any commercial paper note issued by, or on behalf of, a CP Purchaser for the purpose of financing or maintaining its investment in the Notes, including all such commercial paper notes so issued to re-finance matured commercial paper notes issued by, or on behalf of, such CP Purchaser that were originally issued to finance or maintain such CP Purchaser’s investment in the Notes.

“Conversion Date”: This term shall have the meaning set forth in the Supplement.

“CP Purchaser”: Any Purchaser which is designated as a CP Purchaser on the signature pages hereto or in an Assignment and Acceptance or a Related Group Addition Notice pursuant to which it became a party to this Agreement.

“Deal Agent’s Account”: With respect to each Deal Agent, the account notified by the Deal Agent to the Issuer as the “Deal Agent’s Account”.

“Increase Notice”: Any properly completed notice substantially in the form of Exhibit D hereto.

“Indemnified Amounts”: This term shall have the meaning set forth in Section 6.1 hereof.

“Indemnified Party”: This term shall have the meaning set forth in Section 6.1 hereof.

“Liquidity Agent”: With respect to any CP Purchaser, the Person acting as agent for its related Liquidity Providers pursuant to a properly completed Related Group Addition Notice.

“Liquidity Agreement”: Any or all, as the context may require, of each liquidity agreement or liquidity purchase agreement (however denominated) among a Liquidity Agent, one or more related Liquidity Providers, the related CP Purchaser and any other parties thereto, in each case as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time in accordance with its terms.

“Liquidity Provider”: Each liquidity bank that, pursuant to the terms of a Liquidity Agreement, agrees to fund Series 2008-1 Advances pursuant to a properly completed Related Group Addition Notice or an Assignment and Acceptance.

“Note”: Any Series 2008-1 Note.

“Percentage”: With respect to any Purchaser as of any date of determination, the percentage equivalent of a fraction, the numerator of which is equal to the Purchaser’s Purchase Limit and the denominator of which is equal to the aggregate Purchase Limit for all Purchasers.

“Purchase”: The initial purchase by a Purchaser of the Notes from the Issuer and the payment of any additional Series 2008-1 Advance by a Purchaser.

“Purchase Limit”: The maximum amount of Series 2008-1 Advances that a Purchaser that is not a CP Purchaser shall, or a CP Purchaser may, in its sole discretion, elect to (or, if the CP Purchaser elects, in its sole discretion, not to fund such Series 2008-1 Advance, the Liquidity Provider(s) shall) fund to the Issuer hereunder, as set forth on Schedule 2 hereto (as such Schedule 2 shall be deemed to be amended by a properly executed Related Group Addition Notice, Assignment and Acceptance or Increase Notice).

“Purchaser”: Any CP Purchaser, any Liquidity Provider and any other Person that may agree from time to time, pursuant to the pertinent Assignment and Acceptance or Related Group Addition Notice, to fund a Series 2008-1 Advance hereunder and their successors and assigns. The initial Purchaser hereunder shall be Fortis Capital Corp.

“Rating Agency”: Any rating agency that has been requested to issue a rating with respect to the Commercial Paper issued by, or on behalf of, a CP Purchaser.

“Related Group”: For each CP Purchaser, such CP Purchaser and its related Deal Agent, Liquidity Agent and Liquidity Providers and the term “related” shall have the correlative meaning. Any Purchaser that has no CP Purchaser affiliated with it for purposes of this Agreement shall be treated as its own Related Group.

“Related Group Addition Notice”: Any properly completed notice substantially in the form of Exhibit B hereto.

Section 1.2 Other Terms.

All accounting terms not defined herein shall have the respective meanings given to them under GAAP consistently applied. To the extent that the definitions of accounting terms in this Agreement are inconsistent with the meanings of such terms under GAAP or regulatory principles, the definitions contained in this Agreement or in any certificate or other document shall control.

Section 1.3 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Section 1.4 Statutory References.

References in this Agreement to any section of the UCC shall mean, on or after the effective date of adoption of any revision to the UCC in the applicable jurisdiction, such revised or successor section thereto.

ARTICLE II

PURCHASE OF THE NOTES

Section 2.1 Sale and Delivery of the Notes.

(a) On the basis of the representations and warranties and subject to the terms and conditions set forth herein and in the other Transaction Documents, the Issuer agrees to deliver on the Closing Date, to each of the Persons set forth on Schedule 2, a Note with a maximum aggregate principal amount of up to the amount set forth opposite such Person’s name on Schedule 2. The Notes shall be duly executed by the Issuer, duly authenticated by the Indenture Trustee and registered in the name of each of the Persons set forth on Schedule 2 or its nominee. In connection with any transfer of a Note made in accordance with Section 202 of the Supplement (including the related Series 2008-1 Note Existing Commitment), the Issuer agrees to deliver a Note in the name of such transferee or its nominee on behalf of such transferee and its Related Group in the maximum aggregate principal amount determined pursuant to the related Assignment and Acceptance. Any such assignment of a Series 2008-1 Note and all or a portion of the Series 2008-1 Existing Commitment of a Series 2008-1 Noteholder may be effected by the execution and delivery to the Issuer and the Indenture Trustee of an Assignment and Assumption Agreement and a Related Group Addition Notice. The actual outstanding principal balance of the Notes will be increased and decreased from time to time in accordance with the terms hereof, the Supplement and the Indenture.

(b) The Issuer may request (each such request to be substantially in the form of Exhibit A hereto, a “Funding Notice”), to the Deal Agents by delivery of a Funding Notice to the Administrative Agent that the Purchasers make a Series 2008-1 Advance, each such Funding Notice to be irrevocable when given and shall be on the terms and conditions set forth herein and in Section 205(b) of the Supplement.

(c) The Issuer may, within 60 days, but no later than 45 days (or such shorter period as may be approved by the parties hereto), prior to the then current Conversion Date, by written notice to each Deal Agent, with a copy to the Indenture Trustee and the Series Enhancer, if any, for Series 2008-1, request the Purchasers to extend the Conversion Date for an additional period of up to 364 days from the then current Conversion Date. Each of the Purchasers shall make a determination, in its sole discretion and after a full credit review, within 30 days of its receipt of the Issuer’s request, as to whether or not it will agree to extend the Conversion Date; provided, however, that the failure of any Purchaser to make a timely response to the Issuer’s request for extension of the Conversion Date shall be deemed to constitute a refusal by such Purchasers to extend the Conversion Date. Any such renewal shall become effective only upon written confirmation to the Issuer by each Deal Agent on behalf of the consenting Purchaser of its agreement to so renew, upon receipt by each Deal Agent of any fees required to be paid in connection with such renewal, and receipt by the Issuer and such Deal Agent of the written consent of the Series Enhancer for Series 2008-1, if any, to such extension of the Conversion Date.

Section 2.2 Acceptance and Custody of Notes.

On the Closing Date, each Deal Agent shall take delivery of the applicable Note and maintain custody thereof on behalf of its related Purchaser.

Section 2.3 Increase/Reduction of the Series 2008-1 Note Existing Commitment.

(a) The Issuer may, upon at least 30 days’ written notice to each Purchaser and Deal Agent, with a copy to the Indenture Trustee and the Series Enhancer, terminate in whole, or reduce in part, the then unused Series 2008-1 Note Existing Commitment of each Series 2008-1 Noteholder; provided, however, that each partial reduction of the Series 2008-1 Note Existing Commitment shall be in amounts equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall be allocated pro rata among the Notes (based on the then current maximum principal amount of each such Note). Each notice of reduction or termination pursuant to this Section 2.3 shall be irrevocable. Notwithstanding the foregoing, the Issuer may on any Business Day reduce to zero and terminate the Series 2008-1 Note Existing Commitment in connection with a refinancing of the Notes upon (a) at least five (5) Business Days prior written notice to each Deal Agent, with a copy to the Indenture Trustee and the Series Enhancer, if any, specifying the proposed Payment Date of such termination, and (b) payment in full of (i) the principal of, and interest on, the Notes and (ii) Breakage Costs, if any, and all other Outstanding Obligations of the Issuer under the Supplement and this Agreement.

(b) The Issuer may, by means of a letter delivered to Administrative Agent and the Indenture Trustee on not more than five (5) occasions prior to the Conversion Date, request that the aggregate Series 2008-1 Note Existing Commitments be increased by an aggregate amount not to exceed One Hundred Twenty Five Million Dollars ($125,000,000), by (a) increasing the commitment of one or more then existing Series 2008-1 Noteholders that have agreed to such increase and/or (b) by issuing additional Series 2008-1 Notes to adding one or more commercial banks, finance companies or other Persons acceptable to the Issuer (each an “Additional Series 2008-1 Noteholder”) with a Series 2008-1 Note Existing Commitment in an amount agreed to by any such Additional Series 2008-1 Noteholder; provided that until such time as the Series 2008-1 Note Existing Commitment of Fortis shall have been reduced to Seventy Five Million Dollars ($75,000,000), any incremental additional commitments that may become available to the Issuer pursuant to this Section 205(d) shall be used to decrease the commitment of Fortis. Any such increase in the aggregate Series 2008-1 Note Existing Commitment made in accordance with this Section 205(d) shall be effective three Business Days after the date on which Issuer has delivered to the Administrative Agent and the Indenture Trustee the Increase Notice (as such term is defined herein) (in the case of an increase in the Commitments of an existing Series 2008-1 Noteholder) or Related Group Addition Notice (as such term is defined herein) (in the case of the addition of an Additional Series 2008-1 Noteholders). If the Issuer pays or agrees to pay to any Series 2008-1 Noteholder or Additional Series 2008-1 Noteholder, any increased Commitment Fee and/or Applicable Margin, then the terms of this Supplement shall automatically be amended with the effect that the amount of such increased Commitment Fee and/or Applicable Margin shall be payable on a prospective basis to all then existing Series 2008-1 Noteholders.

Section 2.4 Payments, Computations, Etc.

(a) Unless otherwise expressly provided herein, in the Indenture or the Supplement, all amounts to be paid or deposited by the Issuer hereunder to a Deal Agent or a Related Group shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York time) on the day when due in lawful money of the United States in immediately available funds to the applicable Deal Agent’s Account. The Issuer shall, to the extent permitted by law, pay to the Series 2008-1 Noteholders interest on all amounts not paid or deposited when due on the Notes at the Default Rate, payable on demand, but only to the extent provided in Sections 203(b) and 203(c) of the Supplement. Such interest shall be retained by the Deal Agents except, in each case, to the extent that such failure to make a timely payment or deposit has continued beyond the date for distribution by the Deal Agents of such overdue amount to the related Series 2008-1 Noteholders, in which case such interest accruing after such date shall be for the account of, and distributed by the Deal Agents to, such related Series 2008-1 Noteholders. All computations of interest and other fees hereunder shall be made on the basis of a year of 360 days (or, in the case of interest calculated at the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next Business Day, and such extension of time shall in such case be included in the computation of payment of any interest or any fee payable hereunder, as the case may be.

ARTICLE III

CONDITIONS OF PURCHASE

Section 3.1 Conditions Precedent to Initial Purchase.

The initial Purchase hereunder is subject to the satisfaction, on or before the date of such purchase, as determined by the initial Purchaser, of each condition precedent listed in Schedule 1 hereto and Section 501 of the Supplement.

Section 3.2 Conditions Precedent to Each Series 2008-1 Advance.

Each Series 2008-1 Advance (including the initial Series 2008-1 Advance) from the Issuer shall be subject to the satisfaction of the conditions precedent listed in Section 502 of the Supplement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Issuer.

The Issuer represents and warrants to the Deal Agents and the Purchasers as follows:

(1) Information. No information, exhibit, financial statement, document, book, record or report furnished or to be furnished by it to a Deal Agent or a Purchaser in writing (i) is or will be inaccurate in any material respect as of the date it is or shall be dated or (except as otherwise disclosed to the recipient thereof at the time of delivery or thereafter) as of the date so furnished and (ii) no such document contains or will contain any material misstatement of fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading in light of the statements made therein, in each case as of the date it is or shall be dated or (except as otherwise disclosed to the recipient thereof at the time of delivery or thereafter) as of the date so furnished.

(2) Accuracy of Representations and Warranties. Each representation and warranty made by it contained herein or in any certificate or other document furnished by it pursuant hereto or to any Series 2008-1 Transaction Document or in connection herewith or therewith is true and correct in all material respects as of the date made by it.

(3) Offer and Sale. Neither the Issuer nor any Person acting on its behalf has offered to sell the Notes by any form of general solicitation or general advertising. The Issuer has not offered or sold the Notes or other similar security in any manner that would render the issuance and sale of the Notes a violation of the Securities Act, require registration pursuant thereto, nor has it authorized nor will it authorize any person to act in such manner.

Section 4.2 Representations, Warranties and Agreements of the Purchasers.

Each Purchaser hereby represents and warrants to, and agrees with, the Issuer that:

(1) The Purchaser understands that the Note purchased by it has not been registered under the Securities Act or the securities laws of any State and, if the Note is not then registered under applicable federal and State securities law (which registration the Issuer is not obligated to effect), it will not offer to sell, transfer or otherwise dispose of the Note or any portion thereof except in a transaction which is exempt from such registration.

(2) The Purchaser is acquiring the Note for its own account, and not as a nominee for any other Person, and the Purchaser is not acquiring the Note with a view to or for sale or transfer in connection with any distribution of the Note under the Securities Act, but subject, nevertheless, to the condition that all dispositions of its property shall at all times be within its control.

(3) The Purchaser is an institutional “accredited investor” of the type described in clause (1) of Section 501(a) of Regulation D under the Securities Act.

(4) The Purchaser is not acquiring the Note with the assets of a Benefit Plan Investor.

(5) Neither the Purchaser nor any Person acting on its behalf has offered to sell the Note by any form of general solicitation or general advertising. The Purchaser has not offered the Note in any manner that would render the issuance and sale of the Note a violation of the Securities Act, or require registration pursuant thereto, nor has it authorized nor will it authorize any person to act in such manner.

ARTICLE V

GENERAL COVENANTS

Section 5.1 General Covenants of the Issuer.

The Issuer hereby covenants with each Deal Agent and the Purchasers as follows:

(1) The Issuer hereby agrees to notify the Deal Agents and the Series Enhancer, if any, for Series 2008-1 as soon as possible, and in any event within five (5) days after the earlier to occur of (i) actual knowledge and (ii) notice to the Issuer, of (a) the occurrence of any Event of Default, (b) the occurrence of any Early Amortization Event, (c) any fact, condition or event which, with the giving of notice or the passage of time or both, could become an Event of Default, (d) any fact, condition or event which, with the giving of notice or the passage of time or both, could become an Early Amortization Event, (e) the failure of the Issuer to observe any of its material undertakings under the Series 2008-1 Transaction Documents or (f) any change in the status or condition of the Issuer or the Manager that would reasonably be expected to adversely affect the Issuer’s or the Manager’s ability to perform its obligations under the Series 2008-1 Transaction Documents.

(2) The Issuer agrees not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Note in a manner that would require the registration under the Securities Act of the sale to any Purchaser of any Note.

(3) Any notice of any voluntary Prepayment of the Notes made in accordance with the provisions of Section 204(b) of the Supplement shall be irrevocable when given.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnities by the Issuer.

Without limiting any other rights which the Deal Agents, the Liquidity Agents, the Purchasers or any of their respective Affiliates, officers, directors, employees and/or agents thereof or their respective successors and assigns may have hereunder or under applicable law, the Issuer hereby agrees to indemnify each of the Deal Agents, the Liquidity Agents, the Purchasers and each of their respective officers, directors, employees, counsel and agents thereof (each, an “Indemnified Party”) from and against any and all liabilities, losses, damages, costs and expenses (including reasonable and documented, out-of-pocket costs of defense and legal fees and expenses) which may be incurred or suffered by such Indemnified Party, except to the extent caused by the gross negligence or willful misconduct of the Indemnified Party (all of the foregoing being collectively referred to as “Indemnified Amounts”) as a result of claims, actions, suits or judgments asserted or imposed against an Indemnified Party and arising out of this Agreement and the Transaction Documents or the transactions contemplated thereby or the ownership or security interest in any Transferred Assets as contemplated herein including, without limitation, as a result of (i) an action or inaction by the Issuer that is contrary to the terms of this Agreement or any other Transaction Document to which it is a party, (ii) a breach by the Issuer of any of its covenants and agreements set forth in this Agreement or any other Transaction Document to which it is a party, (iii) any information provided by the Issuer in writing being untrue in any material respect as of the date provided, and (iv) any representation or warranty of the Issuer proven to have been false or misleading in any material respect when made or deemed made in this Agreement or in any Transaction Document.

Promptly after receipt by an Indemnified Party of notice of the assertion of a claim or the commencement of a proceeding by a third party with respect to any matter referred to in this Section 6.1 which could be the subject of an indemnification claim against the Issuer hereunder, such Indemnified Party shall give written notice thereof to the Issuer and thereafter shall keep the Issuer reasonably informed with respect thereto; provided, however, that failure of an Indemnified Party to give the Issuer written notice as provided herein shall not relieve the Issuer of its obligations hereunder unless the Issuer is materially and adversely prejudiced thereby and, in any such instance, the indemnification obligation of the Issuer to such Indemnified Party shall only be reduced by the amount of incremental costs or losses to the Issuer related to the failure to deliver such notice in a timely manner. If any such proceeding (including any litigation, arbitration or similar proceeding) shall be brought against any Indemnified Party, the Issuer or the Manager shall be entitled to assume the defense thereof at the Issuer’s or the Manager’s expense with counsel chosen by the Issuer or the Manager and reasonably satisfactory to the Indemnified Party; provided, however, that any Indemnified Party may at its own expense retain separate counsel to participate in such defense. The Issuer and the Manager shall not be liable under this Article VI for any amount paid in settlement of such claims or proceedings without the consent of the Issuer or the Manager unless such consent is unreasonably withheld. All Indemnified Amounts shall be paid to the appropriate Indemnified Party within 30 days after such Indemnified Party’s written demand for such amount.

Notwithstanding anything to the contrary, the Issuer’s obligations to make payments under this Section 6.1 shall be limited solely to funds available from time to time for such purpose pursuant to Section 302 or Section 806 of the Indenture and to the extent they are not so paid, such obligations shall not constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer.

ARTICLE VII

THE DEAL AGENT

Section 7.1 Authorization and Securities Action.

Each Purchaser hereby designates and appoints its related Deal Agent as a Deal Agent hereunder, and authorizes its related Deal Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Deal Agents by the terms of this Agreement together with such powers as are reasonably incidental thereto. Each Purchaser and each Deal Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or any other Deal Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of a Purchaser or a Deal Agent shall be read into this Agreement or otherwise exist for any Purchaser or any Deal Agent. In performing its functions and duties hereunder, each Deal Agent shall act solely as agent for its related Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Issuer or any of its successors or assigns. The Deal Agents shall not be required to take any action which exposes the Deal Agents to personal liability or which is contrary to this Agreement, any other Series 2008-1 Transaction Document or applicable law. The appointment and authority of the Deal Agents hereunder shall terminate on the Collection Date.

Section 7.2 Delegation of Duties.

Each Deal Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Each Deal Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 7.3 Exculpatory Provisions.

The Deal Agents and any of their respective directors, officers, agents or employees shall not be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by the Issuer contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Issuer to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III hereof. The Deal Agents shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Issuer. No Deal Agent shall be deemed to have knowledge of any Event of Default or Early Amortization Event unless such Deal Agent has received written notice to such effect from the Issuer, the Indenture Trustee or a Purchaser.

Section 7.4 Reliance.

The Deal Agents shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by them to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer), independent accountants and other experts selected by the Deal Agents. The Deal Agents shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the related Purchasers, as it deems appropriate or it shall first be indemnified to its satisfaction by the Purchasers, provided that unless and until the Deal Agents shall have received such advice, the Deal Agents may take or refrain from taking any action as such Deal Agents shall deem advisable and in the best interests of the related Purchasers. The Deal Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with a request of the related Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers.

Section 7.5 Non-Reliance on Deal Agents and Other Purchasers.

Each Purchaser expressly acknowledges that none of the Deal Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Deal Agents hereafter taken, including, without limitation, any review of the affairs of the Issuer, shall be deemed to constitute any representation or warranty by the Deal Agents. Each Purchaser represents and warrants to the Deal Agents that it has made and will make, independently and without reliance upon the Deal Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Issuer and the Manager and made its own decision to enter into this Agreement.

Section 7.6 Deal Agent in its Individual Capacity.

Any of the Deal Agents and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Issuer or any Affiliate of the Issuer as though the Deal Agents were not the Deal Agents hereunder. With respect to the acquisition of the Notes pursuant to this Agreement, each of the Deal Agents and their Affiliates shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not a Deal Agent and the terms “Purchaser” and “Purchasers” shall include the Deal Agents in their individual capacity, if any such Deal Agent shall become a Purchaser hereunder.

Section 7.7 Successor Deal Agent.

Each Deal Agent may, upon 5 days’ notice to the Issuer, the related Purchasers and the Series Enhancer, if any, and each Deal Agent will, upon the direction of all of its related Purchasers, resign as Deal Agent. If such Deal Agent shall resign, then the Purchasers related to such Deal Agent during such 5-day period shall appoint from among the applicable Purchasers a successor agent. If for any reason no successor Deal Agent is appointed during such 5-day period, then effective upon the termination of such 5-day period, the Purchasers related to such Deal Agent shall perform all of the duties of a Deal Agent hereunder and the Issuer shall for all purposes deal directly with such Purchasers. After any retiring Deal Agent’s resignation hereunder as Deal Agent, the provisions of Article VI and Article VII hereof shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Deal Agent under this Agreement. Any retiring Deal Agent shall provide prompt written notice of its resignation hereunder to each Rating Agency.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendments and Waivers.

(1) No amendment, waiver or modification of any provision of this Agreement shall be effective without the written agreement of the Issuer, Purchasers representing in aggregate more than fifty percent (50%) of the then aggregate Series 2008-1 Note Existing Commitment (or, if the Conversion Date has occurred, the then Aggregate Series 2008-1 Principal Balance), the Deal Agents and, unless such amendment or modification deals solely with the matters set forth in Article VII hereof, the Control Party for Series 2008-1; provided, however, that no such amendment, modification or waiver shall:

(a) without consent of each affected Purchaser and Deal Agent, (A) reduce the amount of any fee payable to the Purchasers or the Deal Agents for the benefit of the Purchasers, (B) consent to, or permit the assignment or transfer by the Issuer of any of its rights and obligations under this Agreement, (C) amend this Agreement in any way that would require the consent of each Noteholder under Section 1002(a) of the Indenture, (D) extend the Conversion Date or increase its Series 2008-1 Note Existing Commitment or (E) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (D) above in a manner which would circumvent the intention of the restrictions set forth in such clauses; or

(b) without the written consent of each affected Deal Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of each such Deal Agent.

Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any modification or waiver shall apply to each of the Purchasers equally and shall be binding upon the Issuer, the Purchasers and the Deal Agents.

(2) The Deal Agents shall provide prompt written notice of the nature of each amendment to this Agreement, and shall, simultaneously therewith, deliver a copy of such amendment to each Rating Agency.

Section 8.2 Notices, Etc.

All demands, notices and communications hereunder shall be in writing, personally delivered, by facsimile (with subsequent telephone confirmation of receipt thereof), or sent by internationally recognized overnight courier service, to the addresses set forth on the signature pages hereto (and for the Administrative Agent, to the address set forth in the Indenture) or at other such address as shall be designated by such party in a written notice to the other parties hereto. Notice shall be effective and deemed received (a) two days after being delivered to the courier service, if sent by courier, (b) upon receipt of confirmation of transmission, if sent by telecopy, or (c) when delivered, if delivered by hand.

Section 8.3 No Waiver; Remedies.

No failure on the part of a Deal Agent or a Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.4 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Issuer, the Deal Agents, the Purchasers and their respective successors and permitted assigns.

Section 8.5 Term of this Agreement.

This Agreement, including, without limitation, the Issuer’s obligations to observe its covenants and agreements set forth herein, shall remain in full force and effect until the Collection Date; provided, however, that the obligations of the Issuer under the indemnification and payment provisions of Article VI and the provisions of Section 8.9 and Section 8.10 and the agreements of the parties contained in Sections 8.6, 8.7, 8.8 and 8.12 shall be continuing and shall survive any termination of this Agreement.

Section 8.6 GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK .

Section 8.7 WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION.

(1) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

(2) THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE COUNTY OF NEW YORK, SOLELY FOR THE PURPOSES OF ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND TO OR IN CONNECTION WITH THIS AGREEMENT ANY OF THE SERIES 2008-1 TRANSACTION

DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD OR DETERMINED IN ANY SUCH COURT. IN THE EVENT THAT ANY SUCH ACTION, SUIT OR PROCEEDING IS BROUGHT IN A STATE COURT, THE PARTIES WILL SEEK ASSIGNMENT TO THE COMMERCIAL PART OF SAID COURT. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY WAIVE AND AGREE NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THE SERIES 2008-1 TRANSACTION DOCUMENTS OR THE SUBJECT MATTER THEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURTS.

(3) TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO SHALL NOT SEEK AND HEREBY WAIVE THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT.

Section 8.8 Inspection Rights, Costs, Expenses and Taxes.

In addition to the rights of indemnification granted to the Deal Agents, the Purchasers and their respective Affiliates under Article VI hereof, the Issuer agrees to pay on demand all costs and expenses incurred by a Purchaser, a Deal Agent and their respective Affiliates, successors or assigns, with respect to enforcing their respective rights and remedies as against the Issuer under this Agreement, the Indenture, any Note, any other Series 2008-1 Transaction Document and the other documents to be delivered hereunder or in connection herewith; provided, however, that none of the Deal Agents, any Purchaser or any Affiliate thereof shall be entitled to any such payment (and shall reimburse the Issuer for any such payments previously received) if such person has been determined by a court of competent jurisdiction to not be entitled to receive indemnification pursuant to Article VI hereof in connection with such enforcement. The Issuer also agrees to pay on demand all costs and expenses of the Purchasers and the Deal Agents, and their respective Affiliates, successors or assigns, if any (including reasonable and documented counsel fees and expenses), incurred in connection with the negotiation, execution, and delivery of this Agreement and the transactions contemplated hereby, any removal of the Manager or the enforcement, administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement, the Series 2008-1 Transaction Documents and the other documents to be delivered hereunder, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of counsel for the Purchasers and the Deal Agents with respect thereto and with respect to advising the Purchasers and the Deal Agents as to their rights and remedies under this Agreement, the Series 2008-1 Transaction Documents and the other agreements executed pursuant hereto; provided, however, that the Issuer’s obligation to pay any such costs or expenses incurred in connection with the ongoing inspection of the books and records of the Issuer will be subject to such limitations and conditions as are set forth in Section 1304 of the Indenture. Any amounts subject to the provisions of this Section 8.8 shall be paid by the Issuer to the applicable Deal Agent on the Payment Date immediately following such Deal Agent’s demand therefor. Notwithstanding anything to the contrary, the Issuer’s obligations to make payments under this Section 8.8 shall be limited solely to funds available from time to time for such purpose pursuant to Section 302 or Section 806 of the Indenture and to the extent they are not so paid, such obligations shall not constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer.

Section 8.9 No Proceedings.

(a) Each of the Issuer, the Deal Agents, the Purchasers and the Liquidity Agents hereby agrees that it will not institute, or join any other Person in instituting, against any CP Purchaser any bankruptcy, insolvency, winding up, dissolution, receivership, conservatorship or other similar proceeding or action so long as any Commercial Paper issued by any CP Purchasers shall be outstanding or there shall not have elapsed one year and one day since the last day on which any such Commercial Paper shall have been outstanding.

(b) Notwithstanding any prior termination of this Agreement, each Deal Agent, Purchaser, Liquidity Provider and Liquidity Agent agrees that it shall not, with respect to the Issuer, institute or join any other Person in instituting any proceeding of the type referred to in the definition of “Bankruptcy Event” against or with respect to the Issuer or so long as any Outstanding Obligation shall be unpaid and there shall not have elapsed one year plus one day since the last day on which any such Outstanding Obligation shall have been unpaid. The foregoing shall not limit the right of any such Person to file any claim in or otherwise take any action with respect to any such proceeding that was instituted against Issuer by any Person other than any Deal Agent, Purchaser, the Liquidity Provider or Liquidity Agent. In addition, each Deal Agent, Purchaser, Liquidity Provider and Liquidity Agent agrees that all amounts owed to it by Issuer shall be payable solely from amounts that become available for such payment pursuant to the Series 2008-1 Transaction Documents, and no such amounts shall constitute a claim (as defined in Section 101(5) of the Bankruptcy Code) against Issuer to the extent that they are in excess of the amounts available for their payment.

“Bankruptcy Event” means, for any Person, any of the following events:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or any substantial part of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 days; or any order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect, or

(b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or the like, for such Person or any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due.

Section 8.10 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement, (including, without limitation, the payment of any fees or any other obligations) of any of the Issuer, any Purchaser or any Deal Agent as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of such party or any incorporator, affiliate, stockholder, member, manager, officer, employee or director of such party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of such party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party, and that no personal liability whatsoever shall attach to or be incurred by any administrator of such party or any incorporator, stockholder, member, manager, affiliate, officer, employee or director of such party or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such party contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of every such administrator of such party and each incorporator, stockholder, member, manager, affiliate, officer, employee or director of such party or of any such administrator, or any of them, for breaches by such party of any such obligations, covenants or agreements which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b) Notwithstanding anything contained in this Agreement or any other Series 2008-1 Transaction Document, no CP Purchaser shall have any obligation to pay any amount required to be paid by it hereunder or thereunder to its Deal Agent, or to any other Person, in excess of any amount available to such CP Purchaser after paying or making provision for the payment of its Commercial Paper. All payment obligations of a CP Purchaser hereunder are contingent upon the availability of funds in excess of the amounts necessary to pay Commercial Paper; and each Liquidity Agent, the Issuer and each Deal Agent agrees that they shall not have a “claim” (as defined in Section 101(5) of the Bankruptcy Code) if and to the extent that any such payment obligation exceeds the amount available to a CP Purchaser to pay such amounts after paying or making provision for the payment of its Commercial Paper.

Section 8.11 Ratable Payments.

If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of any amount of the principal amount of any Note or other amount owing to such Purchaser (other than payments received pursuant to Article VI) in a greater proportion than that received by any other Purchaser, such Purchaser agrees, promptly upon demand, to pay to the Deal Agent, for distribution ratably to all other Purchasers, the amount of such excess such that all Purchasers shall receive their ratable portion of such payment.

Section 8.12 Confidentiality.

(1) Each of the Deal Agents, the Purchasers and the Issuer shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential proprietary information with respect to the other parties hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to any prospective assignees or participants and to its external accountants and attorneys and as required by law, applicable accounting requirements or order of any judicial or administrative proceeding and (ii) disclose the existence of this Agreement, but not the financial terms thereof.

(2) Anything herein to the contrary notwithstanding, the Issuer hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Deal Agents, the Liquidity Agents, the Liquidity Providers, prospective Liquidity Providers or a Purchaser by each other, (ii) by a Deal Agent or the Purchasers to any prospective or actual assignee or participant of any of them or (iii) by a Deal Agent to any rating agency that provides a rating for the Commercial Paper, any Commercial Paper dealer or placement agent or provider of a surety, guaranty or credit or liquidity enhancement to a Purchaser and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information and agrees to keep such information confidential pursuant to the terms of this Section 8.12. In addition, the Purchasers, the Liquidity Agents, the Liquidity Providers and the Deal Agents may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

Section 8.13 Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Execution and delivery of this Agreement by facsimile signature shall constitute execution and delivery of this Agreement for all purposes hereof with the same force and effect as execution and delivery of a manually signed copy hereof. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

THE ISSUER:	TAL ADVANTAGE II LLC

	By:	TAL International Container Corporation, its manager

By:
Name:
Title:

100 Manhattanville Road Purchase, New York 10577-2135 Attn: Jeffrey Casucci Email: jeffrey.casucci@talinternational.com

With a copy to:

TAL International Container Corporation 100 Manhattanville Road Purchase, New York 10577-2135 Attn: Jeffrey Casucci, Vice President and Treasurer Fax: 914 697 2526

SERIES 2008-1 NOTE PURCHASE AGREEMENT

THE PURCHASERS, CP PURCHASERS

DEAL AGENTS, LIQUIDITY PROVIDERS

AND LIQUIDITY AGENTS:

FORTIS CAPITAL CORP.

By:
Name:
Title:

SERIES 2008-1 NOTE PURCHASE AGREEMENT